Exhibit 99.1

Clovis Oncology Announces Exercise by Existing Holder of Option to Purchase an Additional $7.5 Million Aggregate Principal Amount of the Company’s 4.50% Convertible Senior Notes Due 2024

Boulder, CO, November 24, 2020 – Clovis Oncology, Inc. (NASDAQ: CLVS) announced today that pursuant to the terms of that previously announced Exchange and Purchase Agreement, dated as of November 4, 2020, by and between Clovis Oncology and an existing holder of its securities named therein (the “Holder”) relating to the offering of the Company’s new series of 4.50% Convertible Senior Notes due 2024 (the “New 2024 Notes”), such Holder has elected to exercise its option to purchase an additional $7.5 million aggregate principal amount of the New 2024 Notes on the same terms. The settlement of the option is expected to occur on November 27, 2020, subject to customary closing conditions. Following the closing, there will be a total of $57.5 million aggregate principal amount of the New 2024 Notes outstanding.

Clovis Oncology intends to use the net proceeds from the sale of the New 2024 Notes for general corporate purposes, including repayment, repurchase or refinance of its debt obligations, sales and marketing expenses associated with Rubraca® (rucaparib), funding of its development programs, payment of milestones pursuant to its license agreements, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital.

The offer and sale of the New 2024 Notes and the shares of common stock issuable upon conversion of such New 2024 Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, the New 2024 Notes and any such shares may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the New 2024 Notes or any other securities, nor will there be any sale of New 2024 Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops, with partners, for those indications that require them, diagnostic tools intended to direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado with additional office locations in the U.S. and Europe.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management. Such forward-looking statements involve substantial risks and uncertainties that could cause Clovis Oncology’s actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the conditions affecting the capital markets, general economic, industry, or political conditions, and the satisfaction of customary closing conditions related to the proposed offering. Clovis Oncology undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Clovis Oncology’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other reports filed with the Securities and Exchange Commission.

Contacts:

Anna Sussman	Breanna Burkart
303.625.5022	303.625.5023
asussman@clovisoncology.com	bburkart@clovisoncology.com

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